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                                                                   Exhibit 3.3

                           AMENDMENT NO. 1

                                TO THE

                                BYLAWS

                                  OF

                   ORION HEALTHCARE TECHNOLOGY, INC.

              (Increasing Maximum Directors from Five to Six)

         Pursuant to the provisions of Article XIII of the Bylaws (the "Bylaws") of Orion Healthcare Technology, Inc., formerly known as Accurate Assessments, Inc. (the "Corporation"), as adopted March 18, 1093, the undersigned Directors of the Corporation hereby adopt the following Amendment No. 1 to the Bylaws (this "Amendment"):

         1. Article III, Section 2 of the Bylaws is hereby amended in its entirety as follows:

              Section 2. NUMBER, TENURE AND QUALIFICATIONS. The number of Directors of the Corporation shall be not less than two (2) nor more than six (6) and may be increased or decreased by amendment of these Bylaws in the manner set forth in Article XIII hereof. When the number of Directors is decreased by amendment adopted by the Board of Directors, each Director in office shall serve until his or her term expires or until resignation or removal as herein provided. The initial Board of Directors shall consist of two Directors selected by the shareholders at their first meeting. The term of office for each Director shall be no less than two (2) years, commencing on the date of the annual meeting of the Board of Directors; provided, however, that the terms of the Directors shall be staggered so that an approximately equal number of Directors shall be elected each year. Directors need not be shareholders and shall serve until the next annual shareholders' meeting following the expiration of their terms and until their successors are elected and qualified.

         2. On and after the date of this Amendment, each reference to "the Bylaws" or words of like import referring to the Bylaws, shall mean the Bylaws as amended by this Amendment. Except as otherwise set forth herein, the Bylaws remain unchanged and unmodified and shall be in full force and effect.

         This Amendment is hereby approved and adopted by the Board of Directors of Orion Healthcare Technology, Inc. effective this 6th day of December, 2000.

                                               /s/ William C. Allan
                                               -------------------------------
                                               William C. Allan, Director


                                               /s/ Constance Giles-Allan
                                               -------------------------------
                                               Constance Giles-Allan, Director